Exhibit 10.3

CAPSTAR FINANCIAL HOLDINGS, INC.

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (this “Agreement”) is entered into by and between CapStar Financial Holdings, Inc., a Tennessee corporation (the “Company”), and Robert B. Anderson (the “Participant”) on December 28, 2018.

W I T N E S S E T H:

1.    Grant of Restricted Stock. The Company hereby grants (the “Grant”) to the Participant, subject to the terms and conditions herein set forth, 5,600 restricted shares of its common stock (each a “Share” and collectively, the “Restricted Stock”).

2.    Terms and Conditions. It is understood and agreed that the Shares are granted to the Participant and this Agreement entered into pursuant to the CapStar Financial Holdings, Inc. Stock Incentive Plan (the “Plan”) and are subject to and limited by the provisions of the Plan the following terms and conditions:

(a)    Restrictions. Until the restrictions contained herein and in the Plan have lapsed as to all or a portion of the Shares specified in such restriction, the Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged, assigned or otherwise hypothecated or encumbered, nor shall they be delivered to the Participant. The term “vest” as used in this Agreement means the lapsing of the restrictions contained in this Agreement or the Plan with respect to the Shares or a specified portion of the Shares.

(b)    Purchase Price. The purchase price payable by the Participant for the Shares shall be Zero Dollars ($0.00) per Share, payable in full in cash upon Grant.

(c)    Vesting. The Shares shall vest as follows, provided the Participant is then, and since the date of the Grant has continuously been, employed by the Company or a Subsidiary.

The Shares of Restricted Stock shall be fully vested on December 28, 2018.

(d)    Change in Control. Notwithstanding the terms of the Plan, a Change in Control will not be deemed to occur unless and until the Board takes action to confirm that an event or transaction that is described as a Change in Control under the Plan has resulted in an actual change in control of the Company, as determined by the Board in its sole discretion. If the Board deems a Change in Control Event to have occurred, the Participant’s rights to unvested Shares of Restricted Stock will be determined by the Committee in accordance with terms of the Plan.

(e)    Effect of a Termination of Employment.

(1)    Except as provided in subsection (2) below, if the Participant’s employment with the Company is terminated for any reason other than a Change in Control prior to the vesting of any Shares then held by the Participant, such Shares shall thereupon be forfeited immediately by the Participant and returned to the Company.

(2)    The Committee may determine, in its sole discretion, if the Participant’s employment with the Company is terminated other than for Cause, that some or all of the Shares of Restricted Stock granted pursuant to this Agreement that have not been previously forfeited shall immediately vest.

(3)    The Participant hereby (i) irrevocably authorizes the Company to take such actions as may be necessary or appropriate to effectuate a transfer of the record ownership of any such Shares that are unvested and forfeited hereunder, and (ii) agrees to sign such documents and take such actions as the Company may reasonably request to accomplish the transfer or forfeiture of any unvested Shares that are forfeited hereunder.

3.    Compliance with Laws and Regulations. This Agreement and the obligations of the Company hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

4.    Legend. Certificates representing unvested Shares, if any, shall be held by the Company, and any such certificate (and, to the extent determined by the Company, any other evidence of ownership of unvested Shares) shall contain the following legend:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF A RESTRICTED STOCK AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND CAPSTAR FINANCIAL HOLDINGS, INC., COPIES OF WHICH ARE ON FILE IN THE OFFICES OF CAPSTAR FINANCIAL HOLDINGS, INC.

As soon as practicable following the vesting of any such Shares the Company shall any such certificate or certificates covering such Shares for a certificate that does not contain the aforesaid legend, subject to the payment of any withholding taxes due in connection with such vesting, and deliver to the undersigned. The Company may, at its election, hold unvested Shares in book entry form.

5.    Withholding. Upon the vesting of any Shares of Restricted Stock, the Company shall withhold an amount sufficient to satisfy any federal, state and local tax withholding requirements in the form of Shares of Stock, unless the Participant makes alternate withholding arrangements with the Company. The Company shall withhold a number of Shares that is sufficient to cover the minimum required tax withholdings due on vesting, based on the Fair Market Value of Stock upon the date that Restricted Stock becomes vested.

6.    Participant Bound by Plan. The Grant is subject to and the Participant agrees to be bound by all of the terms and provisions of the Plan. The terms that are defined in the Plan shall have the same meanings when used herein, except where the context clearly requires otherwise. A copy of the Plan is attached hereto and made a part hereof as if fully set out herein.

7.    General. This Agreement shall be construed and interpreted according to the laws of the State of Tennessee. The foregoing contains the entire and only agreement between the parties respecting the subject matter hereof, and any representation, promise, or condition in connection therewith not incorporated herein shall not be binding upon either party. The headings of the various sections of this Agreement are for convenience of reference only, and shall not modify, define, limit or expand the express provisions of this Agreement. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company.

8.    Acknowledgment. Participant acknowledges receipt of a copy of the Plan, a copy of which is attached hereto, and represents that Participant is familiar with the terms and provisions thereof. Participant agrees to accept as binding, conclusive, and final all decisions and interpretations of the Committee on any questions arising under the Plan.

[Execution Page follows]

EXECUTION PAGE

IN WITNESS WHEREOF, this Restricted Stock Agreement has been executed by a duly authorized officer of the Company and the Participant has executed this Agreement, in each case as of the date first written above.

CAPSTAR FINANCIAL HOLDINGS, INC.

By:	/s/ Claire W. Tucker
Name:	Claire W. Tucker
Title:	President and Chief Executive Officer

PARTICIPANT:

By:	/s/ Robert B. Anderson
Name:	Robert B. Anderson
Title:	Chief Financial Officer and Chief Administrative Officer

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